TURBOSONIC TECHNOLOGIES REPORTS FULL YEAR OPERATING RESULTS

For Immediate Release
Waterloo, Ontario, Canada
September 20, 2006

TURBOSONIC TECHNOLOGIES, INC. (OTC Bulletin Board - TSTA), a leading provider of air pollution control technologies, today announced the following audited operating results for its twelve-month fiscal year ending June 30, 2006:

	Twelve Months Ended
	06/30/06	06/30/05
	US Dollars
Total Revenues	$ 16,047,140	$11,095,577

Net Income (Loss)	$ 815,850	$(227,196)

Net Income (Loss) per Share	$ 0.06	$(0.02)

Weighted Average Number of Shares Outstanding	13,505,474	13,134,030

Commenting on the Company's results, Edward Spink, TurboSonic Chairman and CEO, said, "We have seen significant improvement in fiscal 2006 over the previous year's performance. The volume of orders booked and projected to be completed in the current fiscal year has increased to US$15.3 million as of this release date from US$10 million as of June 30, 2006. We expect to continue booking additional orders throughout the rest of this fiscal year."

TurboSonic Technologies (www.turbosonic.com) designs and markets air pollution control technologies to industrial customers worldwide. Its products are designed to meet and exceed the strictest emissions regulations, improve performance, reduce operating costs and recover valuable by-products.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement. Factors that impact such forward-looking statements include, among others, changes in general economic conditions, interest rates, government regulations, and competition.

For further information, contact:
Ed Spink, CEO
TurboSonic Technologies, Inc.
550 Parkside Drive, Waterloo, Ontario, Canada N2L 5V4
Phone: (519) 885-5513 Fax: (519) 885-6992
www.turbosonic.com     email: info@turbosonic.com

www.turbosonic.com